UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

CNL GROWTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54686	26-3859644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Sale of Aura Castle Hills Property

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 31, 2016, the joint venture (the “Joint Venture”) of an operating subsidiary of CNL Growth Properties, Inc. (the “Company”), an affiliate of Hunt Realty Investments, and an affiliate of Trinsic Residential Group, LP, entered into a purchase and sale agreement, dated May 24, 2016, for the sale of a fee simple interest in a 16-acre parcel of land located in Lewisville, Texas, on which the Joint Venture developed, constructed and operated a 316-unit multifamily residential complex known as “Aura Castle Hills” (the “Aura Castle Hills Property”). The purchase price for the Aura Castle Hills Property was approximately $51.3 million excluding transaction costs.

On June 29, 2016, the Joint Venture completed the sale of the Aura Castle Hills Property to EGW Castle Hills, LP, an unaffiliated third party. The net cash to the Company from the sale of the Aura Castle Hills Property was approximately $9.9 million after repayment of approximately $24.5 million of debt, closing costs, reserves, and distributions to the Company’s joint venture partners in accordance with the provisions of the Joint Venture’s governing documents.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro forma financial information.

The Company’s unaudited pro forma condensed consolidated balance sheet at March 31, 2016, and its unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2016 and for the year ended December 31, 2015, illustrate the estimated effects of the sale of the Aura Castle Hills Property referred to in Item 2.01 above and the previously disclosed sale of the Patterson Place Property, and are contained in the Company’s Current Report on Form 8-K previously filed with the Commission on June 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2016		CNL GROWTH PROPERTIES, INC. a Maryland corporation

	By:	/s/ Tammy J. Tipton
Tammy J. Tipton Chief Financial Officer

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